Exhibit 10.3

September 16, 2019

Scott T. McMillan

109 Hayward Road

Acton, MA 01720

Re:        Separation from Employment

Dear Scott,

As we have discussed, the purpose of this letter agreement (“Agreement”) is to set forth our mutual understanding and agreement concerning the terms and conditions of your separation from employment with uniQure, Inc. (the “Company”), which generally are described in the Employment Agreement between you and the Company dated July 10, 2017 (the “Employment Agreement”). In consideration of the mutual promises set forth below, we have agreed as follows:

1.	Separation from Employment. You will resign, and your separation from employment shall be effective on August 31, 2019 (your “Separation Date”). You shall have relinquished as of that date any and all positions that you have held with the Company. You shall not be considered an employee of the Company for any purpose after that date. Effective as of August 19, 2019 through and including the Separation Date (the “Garden Leave Period”), you will be on garden leave until the Separation Date without access to the Company’s facilities or electronic systems and your responsibility and duties during that time will be to provide reasonable consultation and assistance on an as needed basis to the Chief Executive Officer and the Executive Vice President, Operations (the “Company Officers”) with any transition matters or issues. All business transacted on behalf of the Company during the Garden Leave Period shall be only with the Company Officers.

2.	Final Compensation. Regardless of whether you accept this Agreement, on your Separation Date, the Company shall provide you with your Accrued Benefits, as that term is defined in the Employment Agreement. Specifically, the Company shall provide you with final payment of base salary due for time worked through the Separation Date as well as payment for any accrued but unused vacation time. You agree that such payment represents all compensation to which you are entitled in connection with your employment. Any additional requests by you for reimbursement of business expenses must be submitted for payment using the Company’s standard expense reimbursement system no later than the Separation Date.

3.	Separation Payment. Subject to: (i) the Company’s receipt of this Agreement signed by you; (ii) your full acceptance of the terms of, and full performance under, this Agreement (including, without limitation, your acceptance of the general release of legal claims contained in Paragraph 9 below (the "General Release")); (iii) your satisfactory performance of the responsibilities and duties of your position with the Company up through your Separation Date, and (iv) the expiration of the seven (7) day revocation period contained in Paragraph 11 below (the "Revocation Period") without revocation):

Scott T. McMillan

Separation Agreement

a.       the Company agrees to provide you with a lump sum severance payment equal to 100% of your annual base salary of Three Hunderd Ninety-One Thousdand Six Hundred Forty-Four Dollars ($391,644) less all applicable federal, state and local taxes and other withholdings (the "Separation Payment"). The Separation Payment will be made to you no later than thirty (30) days following the date you sign and deliver this Agreement to the Company and after the Revocation Period has expired without any notice of revocation by you. You will also receive an accelerated vesting of the Performance Share Units grant to you dated January 26, 2018 as provided in Section 6 below.

b.      Provided that you and your eligible dependents, if any, are participating in the Company’s group health, dental and vision plans on the termination date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will pay or reimburse you for your full COBRA premiums (i.e., employer and employee portion) until the earlier to occur of: (a) eighteen (18) months from the Separation Date, (b) the date you become eligible to enroll in the health, dental and/or vision plans of another employer, (c) the date you (and/or your eligible dependents, as applicable) are no longer eligible for COBRA coverage, or (d) the Company in good faith determines that payments under this paragraph would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, “PPACA”). You agree to notify the Company promptly if you become eligible to enroll in the plans of another employer or if you or any of your dependents cease to be eligible to continue participation in the Company’s plans through COBRA.

4.	Tax Provision. In connection with the Separation Payment provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Separation Payment under applicable law. The Company does not guarantee any particular tax effect for any of the payments or other consideration set forth in this Agreement, and you shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on you or for your account in connection with the Agreement (including any taxes, penalties and interest under IRC Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes, penalties or interest. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the separation benefits set forth in this Agreement.

5.	Health Insurance Continuation. Regardless of whether you accept this Agreement, you will remain on the Company’s insured health plan at the level(s) you are currently enrolled, through August 31, 2019. Notice of your rights and obligations concerning continuation of coverage shall be sent to you under separate cover in accordance with applicable law.

Scott T. McMillan

Separation Agreement

6.	Status of Employee Benefits and Stock Options. Except as otherwise expressly provided in Section 5 of this Agreement, your participation in all employee benefit plans of the Company shall end as of your Separation Date in accordance with the terms of those plans. Information will be provided on terminating participation in all plans, including either maintaining your existing 401k account, or rolling it over to another provider. The Company confirms that you will have vested Stock Options, Performance Share Units (“PSUs”), and Restricted Share Units (“RSU’s”) as of your Separation Date pursuant to the terms of your grants. Stock Options may be exercised pursuant to the terms and conditions of your Share Option Agreements and the Company’s Amended and Restated 2014 Share Incentive Plan. Your Performance Share Units granted in January 2018 (totaling 7045 shares) will have a Vesting Date (as defined in the grant agreement) of September 19, 2019. You will not be eligible to participate in the Company Employee Stock Purchase Plan (“ESPP”) for the offering period beginning September 1, 2019. For the offering period from June 1, 2019 through August 31, 2019, the Company will refund any payroll contributions that you made pursuant to the ESPP, and no stock will be purchased on your behalf. This Agreement does not grant or promise to grant any equity, and, except where expressly provided, does not modify the terms of any prior grant of equity or modify the terms of any agreement signed pursuant to a grant of equity. The terms of the grants of equity and agreements signed pursuant to grants of equity shall control in case of conflict with this Agreement.

7.	Confidentiality. As a material inducement to the Company to enter into this Agreement, you agree to keep the fact of this Agreement (including any negotiations or discussions related hereto), the amount of the payments, other consideration, and the terms of this Agreement (“Agreement-Related Information”), in complete confidence. Except as you may be required by local, state or federal law or regulation or by compulsory process of law, and provided that in case of such requirement you shall immediately, unless precluded by law, notify the Company of such requirement in writing, you agree that neither you nor any person acting by, through, under, or in concert with you will, at any time, disclose Agreement-Related Information, except for disclosures: (i) to an attorney of your choice who may be advising you in connection with this Agreement; (ii) to your accountant or tax preparer; or (iii) to your immediate family, provided that all such persons to whom you disclose such information are first advised by you prior to such disclosure of the confidential nature of the information and your obligations under this Agreement, and further provided that the subsequent disclosure by any such persons of the amount of this settlement or the terms of this Agreement will be treated as if you had made such disclosure; and (iv) and, in any event, you shall at no time disclose Agreement-Related Information to any current or former employee of the Company.

Scott T. McMillan

Separation Agreement

8.	Non-Disparagement/Cooperation. You agree, to the extent permitted by law, that you will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to any customer, potential customer, partner, supplier, employee, shareholder, potential investor, or any other person, which or who have, or could reasonably be anticipated to have, business dealings with the Company, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company’s reputation or good will or to the reputation or good will of any person associated with the Company. Notwithstanding the above, your non-disparagement obligation shall not prohibit you from testifying truthfully in any legal proceeding.

9.	General Release.

(a)    You hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its parent entities and corporations, subsidiaries (whether wholly or partially owned), divisions, affiliates, predecessors, successors and assigns, and its and their respective current and former partners, owners, agents, directors, officers, fiduciaries, employees, supervisors, managers, representatives, attorneys, insurers and reinsurers, and all persons and entities acting by, through, under or in concert with the Company or any of the aforementioned entities or individuals, in their personal and professional capacities (collectively the "Releasees"), from any and all claims, demands, and causes of action of whatever kind or nature, including without limitation, all claims, demands, and causes of action arising from your employment or separation from employment with the Company, that you or your heirs, executors, administrators, successors or assigns have, may have, or have at any time had, prior to the date you sign this Agreement against the Releasees, or any of them, whether arising under tort, contract, or other law and whether arising under state, federal, or other law including, but not limited to, Title VII of the Civil Rights Act of 1964 and as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq, as amended; the Age Discrimination in Employment Act (including, without limitation, the Older Workers' Benefit Protection Act), 29 U.S.C. §§ 623, et seq.; the National Labor Relations Act, as amended, 29 U.S.C., § 151 et seq.; the Occupational Safety and Health Act, as amended; the Immigration Reform Control Act, as amended; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; except as otherwise provided herein the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1132 (a)(l)(B), et seq.; the federal Workers Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; Sarbanes- Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq; all claims arising out of the claims under the MA Fair Employment Practices Act, M.G.L. c. 151B, the MA Wage and Hour laws, M.G.L. c. 149, et. al., M.G.L. c. 93, and all other claims and rights under any other federal, state, and local statutory and common law, including but not limited to public policy, contract and tort and any and all claims arising from any injuries or damages suffered by you, for attorney's fees, costs, non- payment, or any other claim or damage you could assert against the Company and/or the Releasees. For the avoidance of doubt, this release includes any claims under the under the Massachusetts Wage Act and State Overtime Laws, including without limitation G.L. c. 149 § 148, 150 et seq. and G.L. c. 151 § lA et seq. You promise not to sue any of the Releasees on any of these released claims.

Scott T. McMillan

Separation Agreement

(b)    You represent and warrant to the Company that no portion of any claim, demand, cause of action, or other matter released by you herein, nor any portion of any recovery or settlement to which you might be entitled from any Releasee, has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law.

(c)    You acknowledge that you have been granted by the Company all requested paid and/or unpaid leave to which you may have been entitled. You represent that you are not aware of any facts that would support a claim by you against any of the Releasees for any violation of the Family and Medical Leave Act. You further acknowledge that you have been properly paid for all time worked and are unaware of any facts that would support a claim by you against any of the Releasees for any claim of unpaid wages or overtime or any other violation of the Fair Labor Standards Act or state wage and hour law.

Notwithstanding the above, this Release does not include and shall not preclude (a) any rights to any vested benefits or vested rights under employee benefit plans under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; (b) any claims arising from a breach of this Agreement or rights to enforce this Agreement; (c) any action or proceeding against the Company for acts, incidents, occurrences, or inactions occurring after the execution of this Agreement and (d) any rights to indemnification that exist as of the Separation Date by the Company and/or the Company’s insurers from any claims against you by any third party involving your employment with the Company.

10.	Protected Rights. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. You understand that you waive and release any personal entitlement to reinstatement, back pay, or any other types of damages, or injunctive relief, in connection with any actions taken by you on your behalf on your complaint or charge. You understand that by executing the General Release, you are forever releasing and waiving any and all claims against the Releasees.

Scott T. McMillan

Separation Agreement

11.	Acknowledgments. You acknowledge and agree that you understand the meaning of this Agreement and that you freely and voluntarily enter into it and the General Release. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of this Agreements and the General Release. Pursuant to the Older Workers Benefit Protection Act, you acknowledge that you have been advised:

(i)   that you have twenty-one (21) days to consider this Agreement and General Release;

(ii)  any modifications to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period;

(iii)   to consult with an attorney prior to executing this Agreement and General Release;

(iv)   by signing this Agreement and General Release you will give up important legal rights, including the right to sue the Company;

(v)  this Agreement and General Release does not release any claims that arise after the execution of this Agreement and General Release; and

(vi)   for a period of seven (7) days after executing this Agreement and General Release, you may revoke this Agreement and General Release by providing written notice of said revocation to me at the address of the Company set forth above, and this Agreement and General Release shall not become effective or enforceable until said seven-day period has expired without your revocation.

In the event that you execute this Agreement and General Release prior to the expiration of the twenty-one (21) day period during which you may consider it, you represent and acknowledge that you have done so voluntarily and of your own free will without any coercion or compulsion of any nature by the Company or anyone associated with the Company.

12.	Acknowledgement of Confidentiality, Developments and Restrictive Covenants Agreement. You acknowledge that you are bound by the Company’s Confidentiality, Developments, and Restrictive Covenants Agreement, which copy is attached here as Exhibit 1 (the “Confidentiality Agreement”), including, without limitation, the provisions regarding confidentiality, disclosure and assignment of inventions, non-competition, non-solicitation, disclosure of certain provisions to future employers, tolling of post-employment obligations, and return of Company property. You further acknowledge that, pursuant to Section 8 of the Confidentiality Agreement, the Confidentiality Agreement shall survive your separation from the Company. (In case of a conflict between this Agreement and the Confidentiality Agreement, this Agreement shall control). You also acknowledge and represent that you have returned all property of the Company as required in Section 19 of the Confidentiality Agreement, including, without limitation, all documents, devices, equipment, keys, security passes, credit cards, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, and any copies thereof, relating to uniQure’s business and affairs, including any Confidential Information or any reference thereto, and you further represent that you are in compliance with Section 19 of the Confidentiality Agreement. Notwithstanding the foregoing, nothing in Exhibit 1 or set forth herein is intended to or shall interfere with your rights under the Defend Trade Secrets Act of 2016 which provides, in part, that “[a]n individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Scott T. McMillan

Separation Agreement

13.	Consulting. You agree that you will provide consulting services to the Company as requested on an as-needed basis for the period from September 1, 2019 through and including October 31, 2019 (the “Consulting Period”). You will provide consulting services consistent with your current position with the Company and assist in the transition of the manufacturing and operations organization. Such services will be directed by the Executive Vice President, Operations, and may include consulting services related to manufacturing, operations, product development, project management, human resources issues, and other related fields. The services shall be limited to no more than eight hours per week. As compensation, you will receive payments totaling thirteen thousand ninety-one dollars ($13,091.00) (the “Consulting Fee”). The Consulting Fee will be paid in two installments: one-half with the Separation Payment and one-half within thirty days of the end of the Consulting Period. For clarity, the parties intend that your grants of equity in the Company will continue to vest during the Consulting Period on the same terms as if you had remained an employee of the Company during that period, and will cease to vest immediately following the end of the Consulting Period.

14.	Governing Law and Interpretation. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

15.	Interpretation of Agreement. This Agreement sets forth the entire agreement between the parties pertaining to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not abrogate, limit, or otherwise impair any of the Company’s rights or any of your post-employment obligations under the Confidentiality, Developments and Restrictive Covenants Agreement. Likewise, this Agreement does not supersede or impair any of the terms or condition of any Performance Share Unit Agreement, Share Option Agreement, or the Company’s Amended and Restated 2014 Share Incentive Plan.

Scott T. McMillan

Separation Agreement

16.	No Reliance. You represent and acknowledge that, in executing this Agreement, you do not rely and have not relied upon any representation or statement outside this written agreement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

17.	Waiver. Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

18.	Severability and Modification. Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Provided however, if your General Release is found invalid, illegal, and/or unenforceable, you agree to enter into a full and General Release with the Company that is not invalid, illegal and/or unenforceable without payment of additional consideration.

19.	Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

20.	Representation. You represent that the Company has advised you, and you have had the opportunity, to thoroughly discuss all aspects of this Agreement with legal counsel, that you have read and understand the provisions herein, and that you are voluntarily entering into this Agreement.

uniQure, Inc.

/s/ Matthew Kapusta
By:	Matthew Kapusta
Chief Executive Officer

Scott T. McMillan

Separation Agreement

AGREED TO AND EXECUTED THIS 16th DAY OF SEPTEMBER 2019.

/s/ Scott T. McMillan
Scott T. McMillan

Scott T. McMillan

Separation Agreement

EXHIBIT 1

Confidentiality, Developments, and Restrictive Covenants Agreement